Exhibit 10.1

Settlement Agreement

This Settlement Agreement (this “Agreement”) is made and entered into as of this 25th day of September, 2025 (the “Effective Date”), by and among IM Topco, LLC (“IM Topco”), IMWHP, LLC (“IMWHP”), IMWHP2, LLC (“IMWHP2”), Xcel Brands, Inc. (“Xcel Brands”), Xcel-CT MFG, LLC (“Xcel-CT”) and IM Brands, LLC (“IM Brands”).

WHEREAS, on and subject to the terms and conditions herein, IM Topco, IMWHP, IMWHP2, Xcel Brands, Xcel-CT and IM Brands (collectively, the “parties”) desire to settle disputes relating to their respective interests in and to the ISAAC MIZRAHI® brand.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Payment of Past Trade Payables. For purposes of this Agreement, the term “Applicable Vendor” means any third-party vendor with which Xcel Brands, Xcel-CT and/or IM Brands at any time contracted prior to the Effective Date for services relating to the ISAAC MIZRAHI® brand. Xcel Brands, Xcel-CT and IM Brands represent and warrant that, as of the Effective Date, they have paid in full all trade payables owed or owing by any or all of them to all Applicable Vendors. If, notwithstanding the foregoing, Xcel Brands, Xcel-CT and/or IM Brands should later receive an invoice(s) from any Applicable Vendor covering charges for goods and/or services provided by such vendor prior to the Effective Date, Xcel Brands, Xcel-CT and/or IM Brands shall promptly and timely pay such invoice(s) in full, without entitlement to any contribution or reimbursement from IM Topco, IMWHP and/or IMWHP2.

2.	Membership Interest Transfer Agreement / Capital Appreciation Right.

A.

Upon mutual execution and delivery of this Agreement, and as a condition to the effectiveness of this Agreement, IMWHP, IMWHP2 and Xcel Brands shall enter into a Membership Interest Transfer Agreement in the form attached as Exhibit A hereto (the “Settlement MITA”).

B.

Xcel Brands shall use commercially reasonable efforts to satisfy and release as soon as practicable all claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, easements, encroachments, judgments, leases, hypothecations, assessments, options, pledges, encumbrances, claims of equitable interest or security interests, impositions, imperfections or defects of title of any kind or nature whatsoever (collectively, “Liens”) with respect to or otherwise affecting any of the equity securities of IM Topco ever owned by Xcel Brands.

C.

If an IM Topco Transaction is consummated during the Applicable Period, and the aggregate Net Consideration actually received by IM Topco, IMWHP, IMWHP2 and any other holders of equity interests in IM Topco at such time (collectively, the “IM WHP Parties”) as a result of such IM Topco Transaction exceeds Forty-Six Million Dollars ($46,000,000) (the “Hurdle”), then within ten (10) Business Days following the closing of such IM Topco Transaction, the IM WHP Parties shall pay, or cause to be paid, fifteen percent (15%) of the Net Consideration in excess of the Hurdle actually received by the IM WHP Parties to Xcel Brands by wire transfer of immediately available funds in accordance with such written instructions as Xcel Brands delivers to the IM WHP Parties upon request from the IM WHP Parties.

i.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

ii.

“Applicable Period” means the period commencing on September 1, 2025 and ending on the earlier of (a) the seventh (7th) anniversary of September 1, 2025 and (b) the occurrence of an Appreciation Termination Event.

iii.

“Appreciation Termination Event” means the occurrence of any Capital Transaction with respect to both (i) WH Topco, L.P. and/or any of its Affiliates and (ii) IM Topco, in which Capital Transaction the value allocated by the acquiror to IMWHP, IMWHP2 and IM Topco, collectively, is less than twenty-five percent (25%) of the overall value of the assets and entities involved in the Capital Transaction. For purposes of clarity, an IM Topco Transaction cannot be an Appreciation Termination Event.

iv.	“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of New York.

v.

“Capital Transaction” means, with respect to any Person, the consummation of any transaction or series of transactions (including, without limitation, any merger, recapitalization, reorganization, sale of stock or assets or other similar transaction) pursuant to which one or more Persons or group of Persons (other than any direct or indirect equityholder of such Person, any of their respective Affiliates or any Person that directly or indirectly controls, or is controlled by, such Person) acquires (i) equity securities of such Person or the successor to such Person (x) possessing the voting power sufficient to elect a majority of the members of the board of directors (or managers or general partners, as applicable) of such Person or to elect a majority of the members of the board of directors (or managers or general partners, as applicable) of such successor of such Person, (y) entitling the holder thereof, upon dissolution or liquidation of such Person or such successor, to a majority of the assets of such Person or such successor available for distribution to the holders of equity securities of such Person or such successor and (z) constituting more than 50% of the outstanding equity securities of such Person on a fully-diluted basis, or (ii) all or substantially all of the assets of such Person.

vi.

“IM Topco Transaction” means a Capital Transaction in which both of the following conditions are met (A) (i) IM Topco and/or (ii) taken as a whole, IMWHP and IMWHP2, constitutes twenty-five percent (25%) or more of the value of the assets transferred in such Capital Transaction, as allocated by the acquiror in such Capital Transaction on the basis of the aggregate royalty revenue of IM Topco, IMWHP and IMWHP2; and (B) the value allocated to the equity or assets of IM Topco, IMWHP and IMWHP2, taken as a whole, by such acquiror in the Capital Transaction, on the basis of the aggregate royalty revenue of IM Topco, IMWHP and IMWHP2, is greater than the Hurdle.

vii.

“Net Consideration” means the consideration received by the IM WHP Parties in an IM Topco Transaction attributable solely to the value of IMWHP, IMWHP2 and IM Topco, collectively, less any costs of the transaction (including without limitation, brokers’ fees and legal and accounting fees in connection with such transaction).

viii.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

D.

The parties agree that the grant of the contingent payment right pursuant to Section 2.C. of this Agreement will be accounted for as an adjustment to the purchase price under the Underlying APA (defined below) for all tax purposes except to the extent otherwise required by applicable law.

3.	Staffing.

A.

From October 1, 2025 through December 31, 2025, Xcel shall cause Joe Falco (“Falco”) and Ken Downing (“Downing”), or if Falco and/or Downing shall no longer remain employed by Xcel, then any successor employee to the roles of Falco and/or Downing (provided further that Xcel shall not be contractually obligated under this Agreement to make a new hire to replace any such vacancy), to provide services for the benefit of IM Topco in a manner (including with respect to the nature of services and time commitments) materially consistent with levels of service that Falco and Christina Gorman provided to IM Topco prior to the Effective Date. For any such services actually rendered by Joe Falco and Downing during each of those three (3) months, IM Topco shall pay Xcel the total amount of Thirty Three Thousand Three Hundred Thirty Three Dollars and Thirty Three Cents ($33,333.33) per applicable calendar month (pro-rated for any partial month), payable within thirty (30) days of invoice.

B.

If and as IM Topco may request on a month-to-month basis during the period from January 1, 2026, through December 31, 2026, Xcel shall cause Falco (or if Falco shall no longer remain employed by Xcel, then any successor employee to his role; provided further that Xcel shall not be contractually obligated under this Agreement to make a new hire to replace such vacancy) to provide services for the benefit of IM Topco in a manner materially consistent with level of service he provided to IM Topco prior to the Effective Date. For any such services so requested by IM Topco and actually rendered by Joe Falco, IM Topco shall pay Xcel the total amount of Twelve Thousand Five Hundred

Dollars ($12,500) per applicable calendar month (pro-rated for any partial month), payable within thirty (30) days of invoice.

C.

From the Effective Date through December 31, 2025, Xcel Brands, Xcel-CT and IM Brands shall provide support to IM Topco’s team, including without limitation through allowing such team to work from workspace of Xcel Brands, Xcel-CT and/or IM Brands, free of charge and in a manner materially consistent with levels of support provided to such team prior to the Effective Date.

4.

Release of Future Jump Liability. Xcel-CT shall not have any further liability to IM Topco under Sections 3 and/or 4 of that certain License Termination Agreement between IM Topco and Xcel-CT dated as of December 16, 2022.

5.	Releases.

A.

Each of IM Topco, IMWHP and IMWHP2 hereby release Xcel Brands, Xcel-CT and IM Brands from and against any and all claims, damages, losses and/or liabilities, whether known or unknown, to the extent arising from the beginning of time through the Effective Date, including any claim, damage, loss and/or liability constituting a claim for defense and/or indemnification in connection with any claim that may be brought by an unaffiliated third-party; except nothing in this paragraph releases any claim, damage, loss and/or liability (1) arising under this Agreement; (2) arising under the Membership Interest Purchase Agreement among IMWHP, Xcel Brands, IM Brands, and IM Topco dated as of May 27, 2022 (the “Underlying APA”); (3) arising under the Settlement MITA; and/or (4) arising under the Membership Interest Transfer Agreement by and among IMWHP, IMWHP2 and Xcel Brands dated April 15, 2025 (the “12.5% MITA Agreement”). Each of IM Topco, IMWHP and IMWHP2 represent that they are not presently aware of any claim they have against Xcel Brands, Xcel-CT and/or IM Brands under the Underlying APA and/or the 12.5% MITA Agreement.

B.

Each of Xcel Brands, Xcel-CT and IM Brands hereby release IM Topco, IMWHP and IMWHP2 from and against any and all claims, damages, losses and/or liabilities, whether known or unknown, to the extent arising from the beginning of time through the Effective Date, including any claim, damage, loss and/or liability constituting a claim for defense and/or indemnification in connection with any claim that may be brought by an unaffiliated third-party; except nothing in this paragraph releases any claim, damage, loss and/or liability (1) arising under this Agreement; (2) arising under the Underlying APA; (3) arising under the Settlement MITA; and/or (4) arising under the 12.5% MITA Agreemen. Each of Xcel Brands, Xcel-CT and IM Brands represent that they are not presently aware of any claim they have against IM Topco, IMWHP and/or IMWHP2 under the Underlying APA and/or the 12.5% MITA Agreement.

6.	Miscellaneous.

A.	Captions. The captions in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

B.

Neutral Construction. If it is necessary to construe any of the terms and conditions of this Agreement, it shall be done without giving any consideration or effect as to which party drafted this Agreement. The parties acknowledge that all terms of this Agreement were negotiated at arms’ length and that this Agreement was prepared and executed without duress, undue influence or coercion.

C.

Confidentiality. The parties agree that the terms and conditions of this Agreement are confidential and that they will not disclose this Agreement, or any of its terms, to any person who is not a party to this Agreement, other than such party’s attorney(s), accountant(s), tax and financial advisor(s), unless compelled by court order or subpoena, or as otherwise required by law, or as may be necessary to enforce this Agreement.

D.

Binding Effect; Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors, legal representatives, and assigns

E.

Signature Exchange: This Agreement may be executed in counterpart copy format, with each copy an original hereof, and all copies being one and the same agreement. Signatures affixed hereto by photocopy, facsimile transmission, e-mail, PDF, TIFF, JPEG, Docusign or other like digital format shall have the full force and effect of original signatures.

F.	Law and Forum: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles applicable to conflicts of laws.

G.	No Oral Modification. This Agreement may be amended only by a written instrument signed by all applicable parties.

H.

Entire Agreement. This Agreement, the 12.5% MITA Agreement and the Settlement MITA represent the entire agreement and understanding between the parties with respect to the subject matter thereof, and this Agreement, together with the 12.5% MITA Agreement and the Settlement MITA, replaces and supersedes any prior written and oral understandings and/or agreements between the parties concerning the matters referenced herein.

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IN WITNESS WHEREOF, by their signatures below, the parties enter into this Agreement as of the Effective Date.

IM TOPCO, LLC		XCEL BRANDS, INC.

By:	/s/ Yehuda Shmidman	By:	/s/ Seth Burroughs
Name:	Yehuda Shmidman	Name:
Title:	Chief Executive Officer	Title:

IMWHP, LLC		XCEL-CT MFG, LLC

By:	/s/ Yehuda Shmidman	By:	/s/ Seth Burroughs
Name:	Yehuda Shmidman	Name:	Seth Burroughs
Title:	Chief Executive Officer	Title:

IMWHP2, LLC		IM BRANDS, LLC

By:	/s/ Yehuda Shmidman	By:	/s/ Seth Burroughs
Name:	Yehuda Shmidman	Name:	Seth Burroughs
Title:	Chief Executive Officer	Title:

SIGNATURE PAGE TO SETTLEMENT AGREEMENT

Exhibit A

(Membership Interest Transfer Agreement)

See attached.